Exhibit 10.1
R1 RCM Inc.
401 N Michigan Avenue, Suite 2700
Chicago, IL 60611

February 16, 2017

Dear Tom,

I am delighted to confirm our offer of employment to join R1 RCM as Executive Vice President, Business Transformation, reporting to Joe Flanagan, as of February 27, 2017.

Salary and Annual Bonus

Your starting salary will be $450,000 per year, paid semi-monthly. You will be eligible to participate in the Company’s Annual Bonus Program beginning this year with an annual bonus target equal to 65% of your salary. The bonus is discretionary and will be earned based upon your performance and that of R1. The performance year for the Annual Bonus Program ends December 31st.

Equity Grants

After joining R1, in accordance with our 2010 Stock Incentive Plan and related equity issuance protocols, you will receive a stock grant equal to 200% of your base salary amount. 50% of the stock grant will be in options to purchase company shares. The options will vest 25% annually over four years. 50% of the stock grant will be in performance-based restricted stock units, with vesting to be determined based on R1 achieving certain financial targets over the period of the grant. The targets and vesting duration will be set by R1's Board of Directors in the near future and will be consistent with the financial targets that will be set for the issuance of equity under R1’s Long Term Incentive (“LTI”) Program, noted below. The performance-based restricted stock units will be issued to you on the later of (i) your start date and (ii) five business days after the Board of Directors sets the financial targets and vesting for your restricted stock units. Beginning in 2018, you will be eligible to participate in R1’s LTI Program. The target amount of this annual grant of equity will be 100% of your base salary amount. The aforementioned equity grants will contain a “double trigger” change of control provision (as defined in Exhibit A).

Health Benefits and Relocation

You will be eligible for R1’s group benefits on the first day of the month following your first day of employment
(Example: if your start date is on February 27th you will be eligible on March 1st). As we discussed, you will commute from Connecticut for minimally your first two years of employment. You will be eligible for relocation assistance through our third party vendor, One Source, if you relocate to Chicago in the future. Your relocation program includes home sale assistance, home finding assistance, home goods shipping and tax assistance.

Severance Policy and Proprietary Interests Protection Agreement
We are extending this offer contingent upon successful completion of routine background and reference checks, including verification of all information reported on your application. In addition, your acceptance of this offer indicates you are willing to participate in, and pass (if applicable), additional screening procedures including immunizations, drug screenings, etc. should they be requested prior to or during your employment with R1.

Your employment with R1 is “at will”, meaning it is terminable at any time by either you or R1. In the event your employment is terminated by R1 without cause, or should you resign for Good Reason (as defined in Exhibit A), you will be eligible to receive twelve (12) months of base salary severance and benefits continuation, subject to the mitigation provisions in the R1 Severance Plan.

GAIN FAR MORE THAN REVENUE

Exhibit 10.1
R1 RCM Inc.
401 N Michigan Avenue, Suite 2700
Chicago, IL 60611

In addition, you must sign the Proprietary Interests Protection Agreement when employment commences.

Tom, we truly believe that we are building the best team in the industry and are very pleased that you will be joining us at R1. To accept this offer, please sign below and scan this document to my R1 email address. If you have any questions please don’t hesitate to call me at 312-912-4540.

Sincerely,

/s/ Robert Luse
Robert Luse
Executive Vice President, Human Resources

Agreed and Accepted:

/s/ Tom A. Lesica
Tom A. Lesica
Date: February __, 2017

Exhibit A

Change-in-Control. In the event that a “Change in Control” (as defined below) occurs while the Participant remains in the continued

GAIN FAR MORE THAN REVENUE

Exhibit 10.1
R1 RCM Inc.
401 N Michigan Avenue, Suite 2700
Chicago, IL 60611

employment of the Company each Option (or, if applicable, any securities granted or issued to Participant in respect of such Option in connection with a Change in Control) shall become fully vested and immediately exercisable in full if, within the twelve month period following the date of the consummation of such Change of Control, the Participant’s employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation.

(1) Definitions.
“Change of Control” shall mean (A) the consummation of any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the voting shares of the company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company to a Third Party Purchaser, (C) any sale of a majority of the voting shares of the Company to a Third Party Purchaser or (D) any liquidation or dissolution of the Company. Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred if, in the event of a recapitalization, consolidation or merger (including a reverse merger) of the Company, (i) persons who, as of the date immediately prior to such recapitalization, consolidation or merger, constitute the Company’s Board of Directors (the “Incumbent Directors”) constitute at least a majority of the Board of Directors following such recapitalization, consolidation or merger and (ii) the Chief Executive Officer of the Company as of the date hereof remains as the Chief Executive Officer of the Company and a member of the Board of Directors following such recapitalization, consolidation or merger.

“Cause” shall have the meaning set forth in any equity award agreement between the Company and the Participant, and if not so defined, then “Cause” shall have the meaning set forth in any employment agreement, offer letter or other agreement between the Company and the Participant and if not so defined, then “Cause” shall have the meaning set forth in the Company’s Amended and Restated Stock Option Plan.

“Good Reason” shall have the meaning set forth in any agreement between the Company and the Participant and if not so defined, then “Good Reason” shall mean the occurrence of any of the following without the Participant’s prior written consent: (A) any change in the Participant’s position, title or reporting relationship with the Company from and after a Change in Control that diminishes in any material respect the authority, duties or responsibilities of the Participant as in effect immediately preceding the Change of Control, as the case may be; or (B) any material reduction in the Participant’s annual base compensation from and after such Change of Control. Notwithstanding the foregoing, “Good Reason” shall not be deemed to have occurred unless (x) the Participant provides the Company with written notice that the Participant intends to terminate employment for one of the grounds set forth in subsections (A) or (B) within sixty (60) days of such ground(s) arising, (y) if such ground is capable of being cured, the Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (z) the Participant terminates employment within six (6) months from the date that Good Reason first occurs.
“Person” shall mean any individual, entity or group, within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding (a) the Company and any of its subsidiaries, (b) any employee stock ownership or other employee benefit plan maintained by the Company and (c) an underwriter or underwriting syndicate that has acquired the Company’s securities solely in connection with a public offering thereof.

“Third Party Purchaser” shall mean any Person or group of Persons, none of whom is, immediately prior to the subject transaction, a stockholder of the Company or an Affiliate of a stockholder of the Company.

GAIN FAR MORE THAN REVENUE